EXHIBIT 99.1

NEWS RELEASE

Investor	James M. Griffith	News Media	Blair C. Jackson
Contact:	Senior Vice President	Contact:	Vice President
	Investor Relations		Corporate Communications
	(479) 201-5514		(479) 201-5263
Beverly Enterprises Agrees to Increase
in Merger Price to $13.00 Per Share
FORT SMITH, Ark., Aug. 24, 2005 — Beverly Enterprises, Inc. (“BEI”) (NYSE: BEV) announced today that it has entered into an amendment to the merger agreement with North American Senior Care (NASC), Inc., in which NASC agreed to increase its purchase price for BEI from $12.80 per share to $13.00 per share, in cash. On a fully diluted basis, the transaction is valued at more than $1.9 billion.
Consistent with its fiduciary obligations to shareholders, and after review and negotiations conducted by its independent financial and legal advisors with both NASC and the Formation Capital Consortium, BEI’s Board of Directors voted to accept NASC’s increased purchase price. The Board’s decision was based on its conclusion that the increased price, modified terms and likelihood of completion of this agreement are in the best interests of BEI shareholders.
William R. Floyd, BEI Chairman and Chief Executive Officer said, “This has been a lengthy and very comprehensive process, involving detailed financial and legal analyses that the Board of Directors has conducted in close consultation with its independent advisors. It is not uncommon in auction situations for proposals and counter-proposals to be received, but from the outset the Board has been guided by the paramount goal of selecting the bidder that offers stockholders the best combination of price, terms and conditions. Based on these criteria, the Board concluded that the increased offer from NASC was in the best interests of BEI shareholders. As a result, BEI has entered into an amendment to the original merger agreement with North American Senior Care.”
The amended agreement contemplates that the financing of the transaction will consist of approximately $330 million in equity provided by a private investor group, together with approximately $1.325 billion in debt financing from Wachovia Bank and $550 million in operating loans from CapitalSource Financing LLC.

The merger is subject to the approval of BEI’s shareholders, as well as customary legal conditions, including receipt of certain regulatory, governmental and licensing approvals.
Also under the amended agreement, in certain circumstances NASC would be entitled to a termination fee of $40 million, which is subject to increase upon the provision of additional security by NASC. The amendment to the agreement for this transaction is being filed by BEI today on Form 8-K with the Securities and Exchange Commission, and will be publicly available for review.
IMPORTANT INFORMATION
In connection with the merger with North American Senior Care, Inc. (“NASC”), Beverly Enterprises, Inc. (“BEI”) will file a proxy statement and other materials with the Securities and Exchange Commission. BEFORE MAKING ANY VOTING OR INVESTMENT DECISION, INVESTORS ARE URGED TO READ THE PROXY STATEMENT AND THESE MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. BEI and its officers and directors may be deemed to be participants in the solicitation of proxies with respect to any proposed transaction. Information regarding such individuals is included in the Company’s proxy statements and Annual Reports on Form 10K previously filed with the Securities and Exchange Commission and will be included in the proxy statement relating to the proposed transaction when it becomes available. You may obtain BEI’s proxy statement, when it becomes available, any amendments or supplements to the proxy statement and other relevant documents free of charge at www.sec.gov. You may also obtain a free copy of BEI’s proxy statement, when it becomes available, any amendments and supplements to the proxy statement and other relevant documents by writing to BEI at 1000 Beverly Way, Fort Smith, Arkansas 72919, Attn: Investor Relations or at www.beverlycorp.com under the tab “Investor Information” and then under the heading “SEC Filings.”
FORWARD LOOKING STATEMENTS
The statements in this document relating to matters that are not historical facts are forward-looking statements based on management’s beliefs and assumptions using currently available information and expectations as of the date hereof. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, including the risks and uncertainties detailed from time to time in BEI’s filings with the Securities and Exchange Commission. In particular, statements regarding the consummation of the merger with North American Senior Care are subject to risks that the conditions to the transaction will not be satisfied, including the risk that regulatory approvals will not be obtained.

In addition, our results of operations, financial condition and cash flows may be adversely impacted by the recently concluded auction process, the announcement of the proposed transaction with North American Senior Care and the announcement of the recent proposal by the Formation Capital Consortium. All of these events may impact our ability to attract and retain customers, management and employees. We have incurred and will continue to incur significant advisory fees and other expenses relating to the auction process, the transaction with North American Senior Care and the recent proposal by the Formation Capital Consortium. Although BEI believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. BEI assumes no duty to publicly update or revise such statements, whether as a result of new information, future events or otherwise.
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